CERTICICATE OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

SANGUINE CORPORATION

Pursuant to the provisions of Section 78.385, et. seq., of the Nevada Revised Statutes, Sanguine Corporation, a Nevada corporation, hereinafter referred to as the “Corporation,” hereby adopts the following Certificate of Amendment to its Articles of Incorporation:

FIRST:

The name of the Corporation is Sanguine Corporation

SECOND:

Article Four of the Articles of Incorporation shall be amended to read as follows:

ARTICLE FOUR

AUTHORIZED SHARES

The Corporation is authorized to issue a total of 210,000,000 shares, consisting of 10,000,000 shares of preferred stock having a par value of $0.001 per share (hereinafter referred to as "Preferred Stock") and 200,000,000 shares of common stock having a par value $0.001 per share (hereinafter referred to as "Common Stock"). Shares of any class of stock may be issued, without shareholder action, from time to time in one or more series as may from time to time be determined by the board of directors.  The board of directors of this Corporation is hereby expressly granted authority, without shareholder action, and within the limits set forth in the Nevada Revised Statutes, to:

(a)

designate in whole or in part, the powers, preferences, limitations, and relative rights, of any class of shares before the issuance of any shares of that class;

(b)

create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the powers, preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series;

(c)

alter or revoke the powers, preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares; or

(d)

increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series; provided that, the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series.

The allocation between the classes, or among the series of each class, of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be as designated by the board of directors.  All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation's bylaws or in any amendment hereto or thereto shall be vested in the Common Stock.  Accordingly, unless and until otherwise designated by the board of directors of the Corporation, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

FOURTH:

On the effective date of this Amendment, the Corporation shall effect a reverse split in its issued and outstanding shares of Common Stock so that the shares currently issued and outstanding shall be reverse split, or consolidated, on a 1-for-20 basis, and stockholders shall receive one share of the Corporation's post-split Common Stock, $0.001 par value, for each 20 shares of Common Stock, $0.001 par value, held by them prior to the reverse split.  No scrip or fractional shares will be issued in connection with the reverse split and any fractional interest will be rounded up to the nearest whole share.  The reverse split will not result in any modification of the rights of stockholders, and will have no effect on the stockholders' equity in the Corporation except for a transfer from stated capital to additional paid-in capital.  All shares returned to the Corporation as a result of the reverse split will be canceled and returned to the status of authorized and unissued shares.  Except as specifically proved herein, the Corporation's Articles of Incorporation shall remain unmodified and shall continue in full force and effect.

FIFTH:

By executing these Certificate of Amendment to the Articles of Incorporation, the president and secretary of the Corporation do hereby certify that on July 15, 2008, the foregoing amendment to the Articles of Incorporation of Sanguine Corporation, Inc., was authorized and approved pursuant to Section 78.390 of the Nevada Revised Statutes by the consent of the majority of the Corporation’s shareholders.  The number of issued and outstanding shares entitled to vote on the foregoing amendment to the Articles of Incorporation was 103,284,492 of which 56,961,169 shares voted for, and no shares voted against and no shares abstained from the foregoing amendment to the Articles of Incorporation.  No other class of shares was entitled to vote thereon as a class.

DATED this 15th day of August, 2008

/s/Dr. Thomas C. Drees

Dr. Thomas C. Drees, CEO

/s/David E. Nelson

David E. Nelson, Secretary